Exhibit 99.1
UICI

	Contact:	Mark D. Hauptman Vice President and CFO UICI
9151 Grapevine Highway
North Richland Hills, Texas 76180 Phone: (817) 255-5200
News Release

(For Immediate Release)
UICI ANNOUNCES THE SETTLEMENT OF CLASS ACTION LAWSUITS
RELATED TO PENDING ACQUISITION
NORTH RICHLAND HILLS, Texas, March 20, 2006 — UICI (NYSE: UCI), a leader in the health insurance market for self-employed individuals, today announced that it has reached agreements in principle to resolve purported class action lawsuits filed in Texas and Oklahoma relating to the pending acquisition of UICI by a group of private equity firms.
     Under the terms of the proposed settlements, the claims of the named plaintiffs and the proposed class of public shareholders will be settled and released as to all defendants.
     The proposed settlements are subject to several conditions, including the negotiation of final documentation, court approval and completion of the pending acquisition. In connection with the settlements, supplemental disclosures were included in UICI’s proxy statement/prospectus, dated February 28, 2006, provided to shareholders in connection with the special meeting of UICI stockholders to be held on March 29, 2006, at which shareholders will be asked to vote on the transaction. In addition, the purchasers have agreed, in the event the termination fee becomes payable pursuant to the terms of the Merger Agreement, to unilaterally waive their right to receive any portion of the termination fee in excess of $50 million.
CORPORATE PROFILE:
     UICI (headquartered in North Richland Hills, Texas) through its subsidiaries offers insurance (primarily health and life) to niche consumer and institutional markets. Through its Self-Employed Agency Division, UICI provides to the self-employed market health insurance and related insurance products, which are distributed primarily through the Company’s dedicated agency field forces, UGA-Association Field Services and Cornerstone America. Through its Student Insurance Division, UICI provides tailored health insurance programs for students enrolled in universities, colleges and kindergarten through grade twelve. Through its Star HRG Division, UICI markets, administers and underwrites limited benefit insurance plans for entry level, high turnover, hourly employees. Through its Life Insurance Division, UICI offers life insurance products to selected markets. Through its ZON Re USA unit, the Company underwrites, administers and issues accidental death, accidental death and dismemberment (AD&D), accident medical and accident disability insurance policies, both on a primary and on a reinsurance basis. For more information, visit www.uici.net.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:
Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential” and similar expressions. Actual results may vary materially from those included in the forward-looking statements. Factors that could cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, general economic conditions; the continued ability of the Company to compete for customers and insureds in an industry where many of its competitors may have greater market share and/or greater financial resources; the Company’s ability to accurately estimate medical claims and control costs; changes in government regulation that could increase the costs of compliance or cause the Company to discontinue marketing its products in certain states; the Company’s failure to comply with new or existing government regulation that could subject it to significant fines and penalties; changes in the relationship between the Company and the membership associations and/or changes in the laws and regulations governing so-called “association group” insurance (particularly changes that would subject the issuance of policies to prior premium rate approval and/or require the issuance of policies on a “guaranteed issue” basis); significant liabilities and costs associated with litigation; failure of the Company’s information systems to provide timely and accurate information; negative publicity regarding the Company’s business practices and/or regarding the health insurance industry in general; the Company’s inability to enter into or maintain satisfactory relationships with networks of hospitals, physicians, dentists, pharmacies and other health care providers; the result of the review by various regulatory agencies of the previously-announced proposed cash merger of the Company with affiliates of a group of private equity firms; approval of the merger by the stockholders of UICI and satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; failure of the Company’s regulated insurance company subsidiaries to maintain their current ratings by A.M. Best Company, Fitch and/or Standard & Poor’s; failure to obtain court approval of the proposed settlements; and the other risk factors set forth in the reports filed by the Company with the Securities and Exchange Commission.
Additional Information and Where to Find It
     In connection with the proposed cash merger of the Company with affiliates of a group of private equity firms, a registration statement has been filed with the Securities and Exchange Commission. UICI shareholders are encouraged to read the prospectus/proxy statement and any other relevant documents filed with the Securities and Exchange Commission because these documents will contain important information about the transaction. The final prospectus/proxy statement, dated February 28, 2006, was mailed to shareholders of UICI. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov or from UICI Investor Relations at www.uici.net.
UICI press releases and other company information are available at UICI’s website located at www.uici.net.